Exhibit 99.1
IDEX CORPORATION ANNOUNCES SENIOR LEADERSHIP CHANGES
NORTHBROOK, IL, February 25 — IDEX Corporation (NYSE: IEX) today announced a series of changes in senior leadership assignments effective immediately.
Kevin Hostetler, currently Vice President, Group Executive and President Energy and Water and IDEX Asia, has been appointed a corporate officer and named Vice President, Group Executive Fluid and Metering Technologies. In addition to leading the Energy and Water businesses, Mr. Hostetler will now oversee the Process Technology business within the company’s Fluid and Metering Technologies segment. Mr. Hostetler’s responsibilities will continue to include oversight of the company’s Asia region development.
Andrew Silvernail, currently Vice President, Group Executive Health and Science Technologies, has been appointed a corporate officer and named Vice President, Group Executive Health and Science Technologies and Global Dispensing. In addition to leading the Health and Science Technologies segment, Mr. Silvernail will now also oversee the company’s Global Dispensing segment.
John McMurray, Vice President, Group Executive Process Technology, will be retiring from the company in April 2011. Mr. McMurray will remain a corporate officer for the next 14 months, with responsibilities for Operational Excellence, Supply Chain and EH&S. He will transition his Group Executive Process Technology responsibilities to Mr. Hostetler in the near term.
Mike Yates, currently Vice President, Controller, has been appointed Vice President and Chief Accounting Officer.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the company’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning future changes in management and employment or consulting arrangements and may involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results.